Exhibit (a)(5)(x)

NEWS RELEASE

Release Time	IMMEDIATE

Date	7 October 2010

JANSEN PROJECT UPDATE

Saskatoon, Canada and Vancouver, Canada

BHP Billiton welcomes the Conference Board of Canada’s considered and comprehensive examination of the prospects for Saskatchewan and their recognition that BHP Billiton’s interests as the owner of PotashCorp would be aligned with the interests of the province.

The Conference Board identifies the Jansen development as a project that will have a significant impact on the economy of Saskatchewan. Indeed, these benefits are compelling, but the full extent of them was unavailable to the Conference Board as it completed its work.

BHP Billiton is pleased to provide some updated information on the project’s economic impact – taken from its forthcoming Environmental Impact Statement.

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During the construction phase the on-site workforce is expected to peak at approximately 4,200. On average during construction of the Jansen Project, the equivalent of 2,900 full time jobs will be created in Saskatchewan from direct, indirect, and spin-off employment.

•	These employees, and the companies that work with us, are likely to pay an average of C$280 million per year in Federal and Provincial taxes(1) over the project’s construction phase.

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Over the multi-decade operating life of Jansen, BHP Billiton expects to pay approximately C$90 billion in royalties and taxes to the municipal, provincial and federal governments(2). Approximately 65% of such payments will be to the Government of Saskatchewan.

The Conference Board notes that provincial tax receipts could fall initially as payments would be deferred while BHP Billiton offsets certain tax deductions related to the construction of Jansen against PotashCorp revenue. BHP Billiton notes that in future years when Jansen starts to operate and such deductions have been utilized, the reverse occurs and the Province receives more taxes than it would have otherwise. Such deductions, which apply to all participants, are part of the Government of Saskatchewan’s sound policy of encouraging investment and apply to new Greenfield developments and Brownfield expansions.

In addition, BHP Billiton believes that the additional corporate, income and sales taxes paid by those building Saskatchewan’s first new potash mine in 40 years, are likely to offset the deferred payments. The transfer of a large number of highly paid management jobs from Illinois, USA to Saskatchewan is also likely to materially increase the Province’s tax receipts.

(1) This figure includes tax revenues for all Canadian Provinces.

(2) This figure is an estimate based on the Government of Saskatchewan’s published 2014 potash price assumption from the 2010-11 budget.

Additional Information

IMPORTANT INFORMATION:

The offer to purchase all of the issued and outstanding common shares of the Potash Corporation of Saskatchewan Inc. (“PotashCorp”)1 together with any associated rights issued and outstanding under the PotashCorp Shareholder Rights Plan (the “Offer”) is being made by BHP Billiton Development 2 (Canada) Limited (the “Offeror”), an indirect wholly-owned subsidiary of BHP Billiton Plc. This document is for information purposes only and does not constitute or form part of any offer to purchase or any solicitation of any offer to sell PotashCorp’s common shares. The Offer (as the same may be varied or extended in accordance with applicable law) is being made exclusively by means of, and subject to the terms and conditions set out in, the offer and the circular, the letter of transmittal, the notice of guaranteed delivery and other related tender offer materials (the “Offer Materials”).

In connection with the Offer, the Offeror, BHP Billiton Limited and BHP Billiton Plc have filed with the Canadian securities regulatory authorities the Offer Materials and have filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (the “Schedule TO”), including the Offer Materials.

THE OFFER MATERIALS AND THE SCHEDULE TO, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE OFFER MATERIALS AND OTHER DOCUMENTS FILED BY THE OFFEROR, BHP BILLITON LIMITED AND BHP BILLITON PLC WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV AND WITH THE CANADIAN SECURITIES REGULATORY AUTHORITIES AT WWW.SEDAR.COM. MATERIALS FILED WITH THE SEC OR THE CANADIAN SECURITIES REGULATORY AUTHORITIES MAY BE OBTAINED WITHOUT CHARGE AT BHP BILLITON’S WEBSITE, WWW.BHPBILLITON.COM, OR BY CONTACTING THE INFORMATION AGENTS FOR THE OFFER, MACKENZIE PARTNERS, INC. AND KINGSDALE SHAREHOLDER SERVICES INC., BY PHONE AT 1-800-322-2885 AND 1-866-851-3215, RESPECTIVELY, OR BY EMAIL AT potash@mackenziepartners.com AND contactus@kingsdaleshareholder.com, RESPECTIVELY.

While the Offer is being made to all holders of PotashCorp common shares, the Offer is not being made or directed to, nor will deposits of PotashCorp common shares be accepted from or on behalf of, holders of PotashCorp common shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer in any such jurisdiction.

This document contains information, including information relating to PotashCorp, that has been derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of such information.

Cautionary Statement Regarding Forward-Looking Statements

This document may contain, in addition to historical information, certain forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “expected”, “scheduled”, “estimates”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements of the Offeror and BHP Billiton to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including the risk that all conditions of the Offer will not be satisfied. Many of these risks and uncertainties relate to factors that are beyond BHP Billiton’s ability to control or estimate precisely, such as future market conditions, changes in regulatory environment and the behavior of other market participants. BHP Billiton cannot give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. BHP Billiton disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the BHP Billiton Group, PotashCorp or the enlarged BHP Billiton Group following completion of the Offer unless otherwise stated.

Further information on BHP Billiton can be found on our Internet site: www.bhpbilliton.com

Australia

Amanda Buckley, Media Relations

Tel: +61 3 9609 2209 Mobile: +61 419 801 349

email: Amanda.Buckley@bhpbilliton.com

Kelly Quirke, Media Relations

Tel: +61 3 9609 2896 Mobile: +61 429 966 312

email: Kelly.Quirke@bhpbilliton.com

Fiona Martin, Media Relations

Tel: +61 3 9609 2211 Mobile: +61 427 777 908

email: Fiona.Martin2@bhpbilliton.com

Leng Lau, Investor Relations

Tel: +61 3 9609 4202 Mobile: +61 403 533 706

email: Leng.Y.Lau@bhpbilliton.com

Brendan Harris, Investor Relations

Tel: +61 3 9609 4323 Mobile: +61 437 134 814

email: Brendan.Harris@bhpbilliton.com

United Kingdom & South Africa

Andre Liebenberg, Investor Relations

Tel: +44 20 7802 4131 Mobile: +44 7920 236 974

email: Andre.Liebenberg@bhpbilliton.com

Americas

Scott Espenshade, Investor Relations

Tel: +1 713 599 6431 Mobile: +1 713 208 8565

email: Scott.Espenshade@bhpbilliton.com

Ruban Yogarajah, Media Relations

Tel: US +1 713 966 2907 or UK +44 20 7802 4033

Mobile: UK +44 7827 082 022

email: Ruban.Yogarajah@bhpbilliton.com

BHP Billiton Limited ABN 49 004 028 077

Registered in Australia

Registered Office: 180 Lonsdale Street

Melbourne Victoria 3000 Australia

Tel +61 1300 55 4757 Fax +61 3 9609 3015

BHP Billiton Plc Registration number 3196209

Registered in England and Wales

Registered Office: Neathouse Place

London SW1V 1BH United Kingdom

Tel +44 20 7802 4000 Fax +44 20 7802 4111

Members of the BHP Billiton group which is headquartered in Australia

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